Exhibit 99.2

BUCA, INC. ANNOUNCES ADDITION OF NEW CHIEF OPERATING OFFICER

Buca, Inc. (Nasdaq: Buca) announced today that Modesto Alcala is joining the company as Chief Operating Officer. Prior to joining BUCA, Mr. Alcala most recently served as President and Chief Operating Officer for Copeland’s Famous New Orleans Restaurants and Bistros where he led operations for this full-service casual dinning restaurant group. Prior to that, he was Vice President of Café Operations for Barnes & Noble, Inc., a 600-unit, operation with annual café sales of $300 million. Mr. Alcala also held management positions with Carlson Restaurants Worldwide, operator of high volume upscale full-service concepts including Timpano Italian Chop House, Samba Room, and Mignon Steak House.

Commenting on the announcement, Wallace B. Doolin, and Buca, Inc. Chairman, Chief Executive Officer and President said, “Modesto Alcala comes to BUCA, Inc. with over 20 years of multi-unit restaurant leadership. He has a strong background in operations with food & beverage expertise from varied experiences giving him a unique perspective on our business. Modesto immigrated from Cuba and began his restaurant career as a busser and a cook while attending high school. He not only has hands-on experience, he has real appreciation of how to work with people at all levels of the organization. His work on multiple concepts as well as his accomplishments in the evolution of the Barnes & Noble Café model has established himself as a very capable and effective leader.”

“I have been a patron of the BUCA brand since its founding in Minneapolis”, said Mr. Alcala. “The authentic scratch cooking, “uno familigia” genuine hospitality and Piasano ownership culture has differentiated BUCA from the competition. I look forward to joining the management team led by Wally Doolin, one of the industry’s most experienced leaders. I am excited by the momentum the business has been showing and am confident we have a solid base on which to build.”

Buca, Inc., headquartered in Minneapolis, owns and operates 107 highly acclaimed southern immigrant Italian Restaurants under the names of Buca di Beppo and Vinny T’s of Boston in 31 states and the District of Columbia.